Exhibit 99.2

TRIANGLE PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT, dated as of this 5th day of August, 2002, between TRIANGLE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and DANIEL G. WELCH (the “Executive”).

R E C I T A L S:

WHEREAS, the Company believes that the future growth, profitability and success of the Company’s business will be enhanced by its employment of the Executive; and

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to be so employed, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.              EMPLOYMENT.  The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Chairman and Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors of the Company (the “Board”) and shall have such duties and responsibilities as are typically performed by a chairman and chief executive officer of a corporation similar to the Company, together with such additional duties and responsibilities, commensurate with the Executive’s position as Chairman and Chief Executive Officer of the Company, as may reasonably be assigned to the Executive from time to time by the Board. The principal location of the Executive’s employment shall be at the Company’s principal executive offices located in Durham, North Carolina, although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 2.              TERM.  The term of the Executive’s employment hereunder shall commence on August 5, 2002 (the “Commencement Date”) and shall continue until terminated in accordance with Section 6 hereof (the “Employment Term”).

Section 3.              COMPENSATION.  During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a)           SALARY.  The Company shall pay to the Executive a salary (the “Salary”) of $425,000 per annum. The Salary will be reviewed annually and may be increased at the discretion of the Board. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

(b)           BONUS PLAN; SIGNING BONUS.  The Executive shall be eligible for an annual incentive bonus award from the Company in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The Executive’s target Annual Bonus for each such year shall be an amount equal to 50% of his Salary for such year. The Board and the Executive will use their reasonable best efforts to agree on annual objectives for such bonus, not later than 60 days from the beginning of each year (or, in the case of 2002, no later than 60 days from the date hereof).  Annual objectives may be refined during the year to reflect changing priorities and circumstances, by mutual agreement of the Executive and the Board. At the discretion of the Board, the Executive’s Annual Bonus amount for each such year may be less than or greater than the target amount, depending upon the degree of attainment of annual objectives. The amount of Annual Bonus shall be communicated to the Executive within the first 90 days of each such year. The Executive’s Annual Bonus for 2002 shall be prorated based on the number of days worked in that year. The Executive shall receive the Annual Bonus in respect of any year at the same time as bonuses are paid to other executive officers of the Company, but in no event later than ninety (90) days following the end of the fiscal year for which the Annual Bonus is payable.  Within fifteen (15) days of the Commencement Date, the Company shall pay the Executive a signing bonus of $50,000.

(c)           OPTIONS.  On the Commencement Date, the Company shall grant the Executive an option (the “Option”) to purchase 2,300,000 shares of common stock of the Company, at an exercise price per share equal to the closing selling price per share of the common stock on the Commencement Date, as such price is reported on Nasdaq National Market. Subject to continued employment, the option shall vest and be exercisable as to one-sixtieth (1/60th) of the underlying shares on each monthly anniversary of the Commencement Date and shall be subject to the terms and conditions of the notice of grant and stock option agreement, attached hereto as Exhibits A and B, respectively (together, the “Option Agreement”). The Executive will also be eligible to receive annual option grants based on performance and grants for achievement of significant milestones as determined by the Board.

(d)           BENEFITS.  The Executive shall be entitled to participate in the health, life insurance, pension and other benefit plans and programs provided to senior executives of the Company on terms no less favorable than those available to such executives. The Executive shall also be entitled to six weeks vacation and the same number of holidays, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

(e)           RELOCATION EXPENSES.  The Company shall reimburse Executive for reasonable and customary expenses incurred in connection with his relocation to the Durham, North Carolina area; provided that the total amount payable to Executive, including a gross-up for taxes incurred by him in connection with such reimbursement, shall not exceed $300,000.

Section 4.              EXCLUSIVITY.  During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not, without the prior written approval of the Board, engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

Section 5.              REIMBURSEMENT FOR EXPENSES.  The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6.         TERMINATION.

(a)           DEATH.  The Executive’s employment shall automatically terminate upon his death.

(b)           DISABILITY.  If the Executive is unable to perform the duties required of him under this Agreement because of any physical or mental disability or infirmity that prevents the performance of the Executive’s duties for a period of (i) ninety (90) consecutive calendar days or (ii) one hundred twenty (120) non-consecutive business days during any twelve (12) month period, the Company may terminate Executive’s employment immediately upon written notice. Any question as to the existence, extent or potentiality of the Executive’s disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive.

(c)           CAUSE.  The Company may terminate the Executive’s employment at any time, with or without Cause. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination, except that, in the event of termination pursuant to this Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of action constituting Cause. If such actions are curable, the Executive shall have a period of thirty (30) calendar days to cure such actions and shall have the right, during such period, to be heard before the Board at a place and time to be designated by the Board and subject to Executive’s approval, which approval shall not be unreasonably withheld. If Executive does not attempt to cure such actions or fails to cure such actions to the satisfaction of the Board, Executive’s employment shall be deemed terminated for Cause on the thirtieth (30) day following the date specified in the original notice of termination. The Company, in its reasonable discretion, shall have the right to relieve Executive of all duties and responsibilities during such period and deny him access to Company premises, and any such actions taken by the Company shall not constitute “Good Reason” (as hereinafter defined) under this Agreement. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s willful failure (except where due to a disability), gross neglect or refusal to perform his duties hereunder; (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) public or consistent drunkenness by the Executive or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Executive’s duties hereunder; (iv) conviction of, or plea of guilty or NOLO CONTENDERE to, the commission of a felony by the Executive; (v) the commission by the Executive of an act of fraud, embezzlement or dishonesty against the Company; or (vi) the Executive’s breach of (A) any of the covenants contained in Section 7 hereof, (B) any provisions of the Confidentiality Agreement (as defined in Section 7 hereof) or (C) the representations set forth in Section 10 hereof.

(d)           GOOD REASON.  The Executive may terminate his employment for Good Reason, but only if the Company receives written notice from the Executive describing in detail the specific nature of the action constituting Good Reason, and such action is not corrected by the Company within thirty (30) days of receipt of such notice (the “Cure Period”). Such notice must be given to the Company within ninety (90) days of the action allegedly constituting Good Reason. For this purpose, “Good Reason” shall mean without the Executive’s consent, (i) a change in the Executive’s title, or a material diminution in his duties, responsibilities, Salary or target Annual Bonus, (ii) a change whereby Executive no longer reports directly to the Board, (iii) a relocation of the Company’s principal executive offices to a location more than thirty (30) miles from Durham, North Carolina, or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of the Company;

PROVIDED, HOWEVER, that Good Reason shall not include a termination of the Executive’s employment hereunder pursuant to Section 6(b) or (c) hereof. The date of termination of the Executive’s employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which may not be less than thirty (30) days after receipt by the Company of written notice of such resignation; Provided, However, that such resignation shall not be effective and the action constituting Good Reason shall be deemed to have been cured if such action is corrected by the Company during the Cure Period.

(e)           RESIGNATION.  The Executive shall have the right to terminate his employment other than for Good Reason upon sixty (60) days’ prior written notice to the Company.

(f)           PAYMENTS.

(i)           In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all accrued but unpaid Salary through the date of termination of the Executive’s employment and any unpaid or unreimbursed expenses incurred in accordance with Section 5 hereof (the “Accrued Obligations”).

(ii)          In the event the Executive’s employment is terminated by the Company without Cause (other than pursuant to Section 6(b) hereof), or by the Executive with Good Reason, in addition to the Accrued Obligations, the Executive shall (A) continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, and shall continue to receive medical and dental benefits at no additional cost to the Executive, in each case for a period of eighteen (18) months following the date of such termination, and (B) receive a prorated Annual Bonus for the year of termination, based on the number of days worked during such year, calculated on the basis of 100% achievement of the target Annual Bonus, such payment to be made at the time the Annual Bonus would otherwise have been paid for such year. The Executive’s right to receive severance, continued medical and dental benefits and prorated bonus pursuant to this Section 6(f)(ii) shall be expressly conditioned upon the Executive’s compliance with the provisions of Section 7 hereof and his execution of a general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and the expiration of any waiting periods contained in such release.

(iii)         In the event of any termination of employment, the Executive shall be under no obligation to mitigate amounts payable under this Section 6(f) by seeking other employment or otherwise and, except as provided in Section 7(d) hereof, there shall be no offset against amounts due to the Executive hereunder on account of subsequent employment or otherwise; Provided, However, that medical and dental benefits shall cease if Executive secures full-time employment during the 18-month period following his termination.

(iv)           Upon any termination of employment, the Executive’s rights with respect to the Option shall be governed by the terms of the Option Agreement.

(g)           SURVIVAL OF OPERATIVE SECTIONS.  Upon any termination of the Executive’s employment, the provisions of Section 6(f) and Section 7 through Section 17 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 7.         SECRECY AND NON-COMPETITION.

(a)           NO COMPETING EMPLOYMENT.  The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and, by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that during the Employment Term and for the period ending on the first anniversary of the termination of the Executive’s employment hereunder, the Executive shall not, anywhere in the world, participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities related to the anti-viral segment of the pharmaceutical industry, or any other major segment of such industry in which the Company or any of its subsidiaries was engaged, or had decided to become engaged in a material way, during the Employment Term, as evidenced by written Company documentation.

(b)           NO INTERFERENCE.  During the Employment Term and for the period ending on the second anniversary of the termination of the Executive’s employment hereunder, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is, or was within the then most recent twelve-month period, employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a clinical, medical, scientific or business advisor to, the Company, or any of its subsidiaries; provided that the Executive may engage clinical, medical, scientific or business advisors who had or have a business relationship with the Company for work unrelated to the pharmaceutical segments described in Section 7(a). The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(b) unless the Executive’s name is contained in such advertisements or solicitations.

(c)           CONFIDENTIAL INFORMATION.  As a condition of the Executive’s employment hereunder, the Executive will execute, prior to the Commencement Date, the Company’s standard Confidentiality and Invention Assignment Agreement (the “Confidentiality Agreement”). During the Term of Employment and following any termination of the Executive’s employment, the Executive agrees to comply with the terms and conditions of the Confidentiality Agreement.

(d)           Upon a material breach by Executive of any provisions of this Section 7, Executive shall (i) be liable to the Company for an amount equal to the aggregate of all gains realized by Executive, within the 24-month period immediately preceding such breach, from the exercise of any options (including the Option) or vesting of any other equity awards, and (ii) forfeit his right to receive any termination payments described in Section 6(f)(ii) which have not been paid prior to the date of such breach.

Section 8.              Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there would be no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to the damages described in Section 7(d) hereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof and providing other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

Section 9.              EXTENSION OF RESTRICTED PERIOD.  In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of any of the covenants contained in Section 7 hereof.

Section 10.            REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.  The Executive represents and warrants to the Company as follows:

(a)           This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive will (i) require the approval or consent of any governmental body or of any other person or (ii) conflict with or result in any breach or violation of, or constitute (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no-hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person. In the performance of his duties under this Agreement, Executive shall not use any confidential or proprietary information which he may have obtained in connection with his employment with any prior employer.

The representations and warranties of the Executive contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.       SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; Provided, However, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 12.       WAIVER AND AMENDMENTS.  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; Provided, However, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13.            SEVERABILITY; GOVERNING LAW; DISPUTE RESOLUTION.

(a)           The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b)           Except for any disputes arising out of a breach or alleged breach by the Executive of any provisions of Section 7 of this Agreement or of the Confidentiality Agreement, as to which the Company shall be entitled to seek a restraining order and/or an injunction in any court of competent jurisdiction, all disputes arising under this Agreement shall be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The costs of any such arbitration shall initially be borne equally by the Company and the Executive, and each side shall initially bear its own legal and other related costs; Provided, However, that the prevailing party in any such dispute shall be entitled to reimbursement from the losing party of all such arbitration, legal and other related costs incurred in connection therewith.

Section 14.       NOTICES.

(a)           All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)           if to the Executive, at his home address for payroll purposes, or at such other address as the Executive may have furnished the Company in writing, with copy to Robert Edmonds, Esq., Edmonds & Company, P.C., 420 Fifth Avenue, New York, New York 10018;

(ii)          if to the Company, at its principal executive offices in Durham, North Carolina, marked for the attention of the Board, or at such other address as it may have furnished in writing to the Executive.

(b)           Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 15.            SECTION HEADINGS.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 16.            ENTIRE AGREEMENT.  This Agreement, together with the Exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 17.            COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

[Signatures appear on next page.]

[Signature page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRIANGLE PHARMACEUTICALS, INC.

	By:	/s/ Jonathan S. Leff
		Name:	Jonathan S. Leff
		Title:	Chairman, Executive Search Committee
of the Board of Directors
/s/ Daniel G. Welch

Daniel G. Welch

TRIANGLE PHARMACEUTICALS, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Triangle Pharmaceuticals, Inc. (the “Company”):

OPTIONEE: Daniel G. Welch

GRANT DATE: August 5, 2002

VESTING COMMENCEMENT DATE: August 5, 2002

EXERCISE PRICE	$	per share

NUMBER OF OPTION SHARES:	2,300,000	shares

EXPIRATION DATE: August 4, 2012

TYPE OF OPTION:	Incentive Stock Option

X	Non-Statutory Stock Option

EXERCISE SCHEDULE:

Subject to the terms and conditions of the attached Stock Option Agreement, the Option shall vest and be exercisable as to one-sixtieth (1/60th) of the Option Shares on each monthly anniversary of the Grant Date.

Optionee understands and agrees that the Option is being granted outside of the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan (the “Plan”) but shall be subject to the terms and conditions of the Plan as if the option were granted thereunder, and all sections of such plan that are applicable to the “Discretionary Option Grant Program” are incorporated by reference herein; provided, however, that if any provision of this Notice or the attached Stock Option Agreement is inconsistent with a provision of the Plan, the provisions of this Notice and/or the Stock Option Agreement shall apply.  Subject to the preceding sentence, Optionee agrees to be bound by the terms of the Plan and the Stock Option Agreement.

A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.

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DEFINITIONS.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

Dated:  August 5, 2002

TRIANGLE PHARMACEUTICALS, INC.

By:	/s/ Jonathan Leff

Title:	Jonathan Leff

Chairman, Executive Search Committee of the Board of Directors

/s/ Daniel G. Welch
OPTIONEE

Address:	4 University Place

4611 University Drive, Durham, NC 27707

ATTACHMENT – STOCK OPTION AGREEMENT

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EXHIBIT B

TRIANGLE PHARMACEUTICALS, INC.
STOCK OPTION AGREEMENT

RECITALS

A.            The option granted hereunder is being granted to the Optionee in connection with the Employment Agreement between Optionee and the Company dated as of August 5, 2002, to which this Stock Option Agreement is attached as Exhibit B (the “Employment Agreement”).

B.            All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1.             GRANT OF OPTION.  The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.             OPTION TERM.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.             LIMITED TRANSFERABILITY.  Subject to the prior approval of the Board, this option may be assigned in whole or in part during Optionee’s lifetime.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

4.             DATES OF EXERCISE.  This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.             CESSATION OF SERVICE.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i)            Except as otherwise specifically provided in this Paragraph 5 or in Paragraph 6, should Optionee cease to remain in Service for any reason while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(ii)           Should Optionee die while this option is outstanding, this option shall immediately vest and become exercisable for that number of Option Shares which would have vested over the 18-month period following the date of Optionee’s death, had Optionee remained in Service.  The personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have a period of the twelve (12) months (commencing with the date of Optionee’s death) during which to exercise this option.  In no event shall this option be exercisable at any time after the Expiration Date.

(iii)          Should Optionee cease to remain in Service by reason of Disability while this option is outstanding, this option shall immediately vest and become exercisable for that number of Option Shares which would have vested over the 18-month period following the date of such cessation of Service, had Optionee remained in Service.  The Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option.  In no event shall this option be exercisable at any time after the Expiration Date.

(iv)          Should Optionee’s Service be terminated by the Company (or its successor) without Cause, or by Optionee for Good Reason, either (A) prior to the occurrence of a Corporate Transaction or Change in Control, or (B) more than eighteen (18) months following the occurrence of a Corporate Transaction or a Change in Control, this option (or any replacement grant) shall immediately vest and become exercisable for that number of Option Shares which would have vested over the 18-month period following the date of such termination, had Optionee remained in Service.  The Optionee shall have a period of six (6) months (commencing with the date of cessation of Service) during which to exercise this Option.  In no event shall this Option be exercisable at any time after the Expiration Date.

(v)           During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service, including any accelerated exercisability which occurs in connection with such cessation or otherwise.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised.  However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares in which Optionee is not otherwise at that time vested (by reason of normal or accelerated vesting) or for which this option is not otherwise at that time exercisable.

(vi)          Should Optionee’s Service be terminated for Cause, or if Optionee breaches any provision of Section 7(d) of the Employment Agreement, then this option shall terminate immediately and cease to remain outstanding.  In addition, if the Company has given notice to Optionee of its intention to terminate his employment for Cause pursuant to Section 6(c) of the Employment Agreement, this Option shall not be exercisable after the giving of such notice, unless and until Executive cures the actions constituting Cause to the satisfaction of the Board as provided in Section 6(c) of the Employment Agreement.

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6.             SPECIAL ACCELERATION OF OPTION.

(a)           This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock.  No such acceleration of this option, however, shall occur if and to the extent:  (i) this option is, in connection with the Corporate Transaction, either to be assumed by the successor company (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor company (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor company which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent pay-out in accordance with the option exercise/vesting schedule set forth in the Grant Notice.  The determination of option comparability under clause (i) shall be made by the Plan Administrator, acting reasonably and consistent with normal commercial practices, and such determination shall be final, binding and conclusive.

(b)           Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor company (or parent thereof) in connection with the Corporate Transaction.

(c)           If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, PROVIDED the aggregate Exercise Price shall remain the same.

(d)           If this option is assumed in connection with a Corporate Transaction, or if a Change in Control occurs and, in either case, the Optionee’s employment is terminated on the date of or within eighteen (18) months following the date of such Corporate Transaction or Change in Control (i) by the Company (or its successor) without Cause, or (ii) by Optionee for Good Reason, then this option (or any replacement grant) shall immediately vest and become exercisable as to all Option Shares, and shall remain so exercisable until the earlier of (i) the Expiration Date, or (ii) one year from the date of such termination of employment.

(e)           This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.             ADJUSTMENT IN OPTION SHARES.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of

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shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.             STOCKHOLDER RIGHTS.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.             MANNER OF EXERCISING OPTION.

(a)           In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)            Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised.
(ii)           Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

cash or check payable to the Company;

a promissory note payable to the Company, but only to the extent authorized by the Plan Administrator in accordance with the Paragraph 13;

shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (II) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Company in connection with the option exercise.

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(iii)          Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.
(iv)          Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

(b)           As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)           In no event may this option be exercised for any fractional shares.

10.           COMPLIANCE WITH LAWS AND REGULATIONS.

(a)           The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)           The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Company, however, shall use its best efforts to obtain all such approvals.

11.           SUCCESSORS AND ASSIGNS.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12.           NOTICES.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.           FINANCING.  The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Company.  The terms

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of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

14.           CONSTRUCTION.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on the Optionee and any person to whom all or any portion of this option is assigned.

15.           GOVERNING LAW.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

16.           LEAVE OF ABSENCE.  The following provisions shall apply upon the Optionee’s commencement of a leave of absence authorized by the Board (it being understood that the Board shall be under no obligation to authorize any such leave of absence):

(a)           The exercise schedule in effect under the Grant Notice shall be frozen as of the first day of the authorized leave, and this option shall not become execisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

(b)           Should Optionee resume active Employee status within sixty (60) days after the start date of the authorized leave, Optionee shall, for purposes of the exercise schedule set forth in the Grant Notice, receive Service credit for the entire period of such leave.  If Optionee does not resume active Employee status within such sixty (60) day period, then no Service credit shall be given for the period of such leave.

(c)           In no event shall this option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

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EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Triangle Pharmaceuticals, Inc. (the “Company”) that I elect to purchase ______ shares of the Company’s Common Stock (the “Purchased Shares”) at the option exercise price of $ _______ per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me in connection with my Employment Agreement on __________, 2002.

Concurrently with the delivery of this Exercise Notice to the Company, I shall hereby pay to the Company the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Company (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.  Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

________________, 20__
Date

Optionee

Address:

Print name in exact manner
it is to appear on the stock
certificate:

Address to which certificate
is to be sent, if different from
address above:

Social Security Number:

Employee Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A.           AGREEMENT shall mean this Stock Option Agreement.

B.             BOARD shall mean the Company’s Board of Directors.

C.             CAUSE shall have the meaning ascribed to such term in the Employment Agreement.

D.            CHANGE IN CONTROL has the meaning ascribed to such term in the Plan.

E.              CODE shall mean the Internal Revenue Code of 1986, as amended.

F.              COMMON STOCK shall mean the Company’s common stock.

G.             CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Company is a party:

(i)            a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

H.            COMPANY shall mean Triangle Pharmaceuticals, Inc., a Delaware corporation.

I.                 DISABILITY shall have the meaning ascribed to such term in the Employment Agreement.

J.                EMPLOYEE shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.            EMPLOYMENT AGREEMENT shall have the meaning set forth in the recitals to the Agreement.

L.              EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

M.         EXERCISE PRICE shall mean the exercise price per share as specified in the Grant Notice.

N.            EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

O.            FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)            If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)           If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

P.              GOOD REASON shall have the meaning ascribed to such term in the Employment Agreement.

Q.            GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

R.             GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

S.              NON-STATUTORY STOCK OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

T.             NOTICE OF EXERCISE shall mean the notice of exercise in the form attached hereto as Exhibit I.

U.            OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

V.             OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

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W.        PARENT shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

X.            PLAN shall mean the Company’s 1996 Stock Incentive Plan.

Y.             PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its administrative capacity under the Plan.

Z.             SERVICE shall mean the Optionee’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee.

AA.	STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

BB.

SUBSIDIARY shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

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